Exhibit 99.2

RP® FINANCIAL, LC. Celebrating 20 Years of Financial Advisory Services

                    January 2, 2009

Mr. John A. Riley, III

President and Chief Executive Officer

Cullman Savings Bank

316 Second Avenue, SW

Cullman, Alabama 35055

Dear Mr. Riley:

This letter sets forth the agreement between Cullman Savings Bank, Cullman, Alabama (the “Bank”), and RP® Financial, LC. (“RP Financial”), whereby the Bank has engaged RP Financial to prepare the regulatory business plan and financial projections to be adopted by the Board of Directors in conjunction with the minority stock offering. These services are described in greater detail below.

Description of Proposed Services

RP Financial’s business planning services will include the following areas: (1) evaluating the Bank’s current financial and operating condition, business strategies and anticipated strategies in the future; (2) analyzing and quantifying the impact of business strategies, incorporating the use of net offering proceeds both in the short and long term; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds, reflecting both the stock holding company and the subsidiary bank; (4) preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization of the Bank and holding company and related cash flows. In addition, RP Financial will prepare the executive summary of the business plan in advance of the Bank’s pre-filing meeting with the Office of Thrift Supervision (“OTS”).

Contents of the business plan, consistent with the regulatory guidelines, will include: Executive Summary; Description of Business; Marketing Plan; Management Plan; Records, Systems and Controls; Financial Management Plan; Monitoring and Revising the Plan; and Alternative Business Strategy.

RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan can be filed with the appropriate regulatory agencies prior to filing the appropriate applications.

Washington Headquarters
1700 North Moore Street, Suite 2210	Direct: (703) 647-6543
Arlington, VA 22209	Telephone: (703) 528-1700
www.rpfinancial.com	Fax No.: (703) 528-1788
E-Mail: rriggins@rpfinancial.com	Toll-Free No.: (866) 723-0594

Mr. John A. Riley, III

January 2, 2009

Fee Structure and Payment Schedule

The Bank agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $25,000. Payment of the professional fees shall be made as follows:

•	$5,000 upon execution of this letter of agreement engaging RP Financial’s Business Planning services;

•	$20,000 upon delivery of the completed Business Plan; and

•

Reimbursement of out-of-pocket expenses incurred in conjunction with the preparation of the business plan, including travel, shipping, copying/printing, telephone/facsimile, computer and data services, subject to a cap of $5,000.

In the event the business plan is required by the Bank to be substantially amended, to reflect changes in the structure of the mutual-to-stock conversion transaction or the nature of the principal lending or deposit strategies, the announcement of an acquisition transaction (branches, another institution or other companies), a delay in the implementation of the overall plan or other similar matters, the Bank will compensate RP Financial $5,000 for each required update plus reimbursable expenses.

In the event the Bank shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Bank agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to the Bank or potential transactions that will dramatically impact the Bank such as a pending acquisition or branch transaction.

Mr. John A. Riley, III

January 2, 2009

* * * * * * * * * * *

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, along with the $5,000 initial retainer fee.

Sincerely,

/s/ Ronald S. Riggins
Ronald S. Riggins
President and Managing Director

Agreed To and Accepted By:	/s/ John A. Riley, III
John A. Riley, III
President and Chief Executive Officer

Upon Authorization by the Board of Directors For:	Cullman Savings Bank
Cullman, Alabama

Date Executed: 1/28/2009